UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                   Nations Balanced Target Maturity Fund, Inc.
               --------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
               --------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    63857K107
               --------------------------------------------------
                                 (CUSIP NUMBER)


               --------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   {X} RULE 13D-1(B)

   { } RULE 13D-1(C)

   { } RULE 13D-1(D)


   *The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page
    shall not be deemed to be   filed   for the purpose of Section
    18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
    (however, see the notes.)

CUSIP NO. 63857K107       SCHEDULE 13G    PAGE 2 OF 4

   (1)  NAME AND IRS NUMBER OF REPORTING PERSONS

         PUNCH & ASSOCIATES INVESTMENT MANAGEMENT, INC.   (#82-0566501)

   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              A.............{ }
              B.............{ }

   (3)  SEC USE ONLY

   (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

        STATE OF MINNESOTA

   NUMBER OF SHARES OF:

   (5)  SOLE VOTING POWER

        NONE

   (6)  SHARED VOTING POWER

        NONE

   (7)  SOLE DISPOSITIVE POWER

        NONE

   (8)  SHARED DISPOSITIVE POWER

        339,959

   (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED

        339,959    *SEE NOTE 1*

   (10) CHECK IF AGGREGATE AMOUNT EXCEEDS CERTAIN SHARES

                     { }

   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.50%

   (12) TYPE OF REPORTING PERSON

        IA

   (14) CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO FILING

         {X} RULE 13D-1(b)

         { } RULE 13D-1(c)

         { } RULE 13D-1(d)

CUSIP  63857K107    SCHEDULE 13G        PAGE 3 OF 4

   ITEM 1 (A)    NAME OF ISSUER

                 Nations Balanced Target Maturity Fund, Inc.

   ITEM 1 (B)    ADDRESS OF ISSUER

                  101 South Tryon Street
                  One Nationsbank Plaza
                  Charlotte, NC 28255


   ITEM 2 (A)    NAME OF PERSON FILING

                 PUNCH & ASSOCIATES INVESTMENT MANAGEMENT, INC.

   ITEM 2 (B)    ADDRESS OF PERSON FILING

                 510 FIRST AVE NORTH
                 SUITE 601
                 MINNEAPOLIS, MN 55403

   ITEM 2 (C)    CITIZENSHIP

                 MINNESOTA

   ITEM 2 (D)    TITLE OF CLASS OF SECURITIES

                 COMMON STOCK

   ITEM 2 (E)    CUSIP NO.

                 63857K107

   ITEM 3 THIS STATEMENT IS BEING FILED BY AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE 13D-1(B)(1)(ii)(E).

CUSIP 63857K107     SCHEDULE 13G           PAGE 4 OF 4

   OWNERSHIP
   ITEM 4 (A)    AMOUNT BENEFICIALLY OWNED

                 339,959   * SEE NOTE 1 *

   ITEM 4 (B)    PERCENT OF CLASS

                 6.50%

   ITEM 4 (C)    NUMBER OF SHARES:

          (i)    SOLE POWER TO VOTE

                 NONE

          (ii)   SHARED POWER TO VOTE

                 NONE

          (iii)  SOLE POWER TO DISPOSE

                 NONE

          (iv)   SHARED POWER TO DISPOSE

                 339,959

          ** NOTE 1 **
          PUNCH & ASSOCIATES INVESTMENT MANAGEMENT, INC. IS A REGISTERED INVESTMENT ADVISOR, MANAGING INDIVIDUAL CLIENT ACCOUNTS. ALL SHARES REPRESENTED IN THIS REPORT ARE HELD IN ACCOUNTS OWNED BY THE CLIENTS OF PUNCH & ASSOCIATES INVESTMENT MANAGEMENT, INC. BECAUSE OF THIS, PUNCH & ASSOCIATES INVESTMENT MANAGEMENT, INC. DISCLAIMS BENEFICIAL OWNERSHIP.

   ITEM (5)     OWNERSHIP OF LESS THAN FIVE PERCENT

                CHECK THE FOLLOWING BOX IF THE STATEMENT IS BEING FILED TO NOTIFY THAT THE OWNERSHIP IS NOW LESS THAN FIVE PERCENT

                { }

   ITEM (6)     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                ALL SHARES REPRESENTED IN THIS REPORT ARE OWNED BY ADVISORY CLIENTS OF PUNCH & ASSOCIATES INVESTMENT MANAGEMENT, INC. NONE OF WHICH, TO OUR KNOWLEDGE, OWNS FIVE PERCENT OR MORE OF THE CLASS.

   ITEM (7) IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                NOT APPLICABLE

   ITEM (8)     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                NOT APPLICABLE

   ITEM (9)     NOTICE OF DISSOLUTION OF GROUP

                NOT APPLICABLE

   ITEM (10)    CERTIFICATION
                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in the connection with or as a participant in any transaction having such purposes or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                FEBRUARY 12, 2004



                /s/ Howard Punch
                ----------------
                Howard Punch
                President